Exhibit 23.2

CONSENT OF ERNST & YOUNG, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Option Plan, the 2000 Director Option Plan, the 2000 Employee Stock Purchase Plan and certain December 1999 non plan option agreements of Synplicity, Inc., of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Synplicity, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

February 4, 2005